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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Multi-Color Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MULTI-COLOR CORPORATION

50 E-BUSINESS WAY, SUITE 400

SHARONVILLE, OHIO 45241

Dear Shareholder:

We invite you to attend our annual meeting of shareholders at 10:30 a.m. on Thursday, August 13, 2009 at the Multi-Color Corporate Offices, 50 E-Business Way, Suite 400, Sharonville, Ohio 45241. After the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and provides information about our director candidates.

Your vote is important. Whether or not you plan to attend, please vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also request a paper proxy card to submit your vote by mail, if you prefer. If you do attend the meeting, you may vote your shares in person.

Sincerely yours,

/s/ Lorrence T. Kellar
Lorrence T. Kellar Chairman of the Board

July 2, 2009

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS OF MULTI-COLOR CORPORATION

TIME:

10:30 a.m., Eastern Time

DATE:

Thursday, August 13, 2009

PLACE:

Multi-Color Corporate Offices

50 E-Business Way, Suite 400

Sharonville, Ohio 45241

PURPOSE:

1.	Election of directors.

2.	Ratification of the appointment of Grant Thornton LLP as Multi-Color’s independent registered public accountants for the fiscal year ending March 31, 2010.

3.	Conduct other business, if properly raised.

We are pleased to take advantage of Securities and Exchange Commission rules that permit issuers to furnish proxy materials to their shareholders on the Internet. We believe that the e-proxy process expedites shareholders’ receipt of proxy materials, while lowering printing and delivery costs and reducing the environmental impact of our annual meeting.

On July 2, 2009, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions to allow shareholders to access our proxy statement and Annual Report on Form 10-K on the Internet, as well as vote online. The Notice of Internet Availability of Proxy Materials also provides information about requesting a paper copy of our proxy materials. Only shareholders of record on June 18, 2009 may vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE.

/s/ Dawn H. Bertsche
Dawn H. Bertsche Senior Vice President Finance, Chief Financial Officer and Secretary

July 2, 2009

MULTI-COLOR CORPORATION

50 E-BUSINESS WAY, SUITE 400

SHARONVILLE, OHIO 45241

PROXY STATEMENT

GENERAL INFORMATION

Time and Place of Annual Meeting

The annual meeting will be held on Thursday, August 13, 2009, at 10:30 a.m. at the Multi-Color Corporate Offices, 50 E-Business Way, Suite 400, Sharonville, Ohio 45241.

Record Date

Record holders of Common Stock of Multi-Color Corporation (“Multi-Color” or the “Company”), as shown on our stock register on June 18, 2009, may vote at the meeting. As of that date, Multi-Color had 12,337,164 shares of Common Stock issued and outstanding.

First Mailing Date of Notice

The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed to shareholders on or about July 2, 2009. The Notice contains instructions to allow shareholders to access our Proxy Statement and Annual Report on Form 10-K on the Internet, as well as vote online or by telephone. The Notice also provides information about requesting a paper copy of our proxy materials.

Information About Voting

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

There are three ways to vote by proxy:

•	By Telephone – You can vote by telephone by following the instructions on our proxy card;

•	By Internet – You can vote over the Internet at www.edocumentview.com/LABL by following the instructions on the Notice; or

•

By Mail – The Notice includes instructions for requesting a paper copy of our proxy materials, including a proxy card. If you request and receive a paper proxy card, you can vote by signing, dating and returning the proxy card.

Telephone and Internet voting facilities for shareholders of record will be available until 1:00 a.m. (Eastern time) on August 13, 2009. If you hold your shares under the Company’s 401(k) plan, your voting instructions for those shares must be received by 1:00 a.m. (Eastern time) on August 10, 2009, to allow sufficient time for voting by the administrator of the plan.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote the shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy and bring it to the annual meeting in order to vote.

All proxies will be voted in accordance with the instructions specified. If you execute and return your proxy but do not specify how to vote, we will vote your shares in favor of (1) the election of all nominees for director proposed by the Board; and (2) the ratification of the appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending March 31, 2010. Management does not know of any other matters to be presented for action at the annual meeting. If any other matters properly come before the annual meeting, however, the proxies will vote such matters in their discretion.

Revoking a Proxy

You may revoke your proxy before it is voted by (1) submitting a new proxy with a later date; (2) voting in person at the annual meeting; (3) granting a subsequent proxy through the Internet or telephone; or (4) notifying Multi-Color’s Secretary in writing at Multi-Color Corporation, 50 E-Business Way, Suite 400, Sharonville, OH 45241.

Solicitation

The proxies are being solicited by Multi-Color’s Board of Directors. All expenses of Multi-Color in connection with this solicitation will be borne by Multi-Color. Solicitation will be made principally by the Internet and mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to Multi-Color. Multi-Color will request brokers and other nominees who hold Common Stock in their names to solicit proxies from the beneficial owners and will pay the standard charges and expenses associated with that solicitation.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Multi-Color are not voted and do not count for this purpose.

Votes Needed

Nominees for director receiving the highest number of votes cast will be elected to fill the seats on the Board. Ratification of the appointment of Grant Thornton LLP requires the favorable vote of a majority of the votes cast. Broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Ethics

Multi-Color has Standards of Business Conduct and a Code of Ethics applicable to all associates, officers, directors and agents of Multi-Color and its subsidiaries, including the Chief Executive Officer and Chief Financial Officer. A copy of the Standards of Business Conduct and Code of Ethics is available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com). Multi-Color will post any amendments to and any waivers from the Standards of Business Conduct and Code of Ethics, as required by applicable federal securities laws and NASDAQ listing standards, at the same location on its website.

Director Independence

The Board of Directors has determined that the following five of Multi-Color’s seven current directors are “independent” as defined by applicable federal securities laws and NASDAQ listing standards: Robert R. Buck, Charles B. Connolly, Lorrence T. Kellar, Roger A. Keller and Thomas M. Mohr.

Shareholder Communication with the Board

Shareholders may communicate directly with the Board. Communications should be sent in writing addressed to the Chairman of the Board, Multi-Color Corporation, 50 E-Business Way, Suite 400, Sharonville, OH 45241.

Approval of Related Party Transactions

The Company’s Standards of Business Conduct and Code of Ethics provide that any proposed transactions between the Company and any director or executive officer, family member of any director or executive officer, or any entities in which any such person has a material interest must receive the prior approval of the Audit and Finance Committee.

The Charter of the Audit and Finance Committee states that the Audit and Finance Committee has the responsibility to review and approve all related party transactions as provided in the NASDAQ listing standards. In addition, the Audit and Finance Committee is required to review and investigate, as appropriate, any matters pertaining to the integrity of officers, directors and employees, including conflicts of interest, or adherence to the Company’s Standards of Business Conduct and Code of Ethics.

Duties of the Board of Directors; Board and Committee Meetings

The Board of Directors oversees the management of Multi-Color on your behalf. The Board reviews Multi-Color’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage Multi-Color’s business day to day, and evaluating his performance. The Board also reviews development and succession plans for Multi-Color’s top executives.

Multi-Color’s Code of Regulations requires that the Board consist of at least three members with the exact number to be established by shareholders or the Board. The Board has established a Board consisting of seven directors for the upcoming fiscal year.

The Board met five times last year. All of Multi-Color’s directors attended 100% of meetings held in the 2009 fiscal year of the Board and the committees on which they served. In addition, all directors of Multi-Color attended the annual meeting of shareholders held on August 14, 2008. Multi-Color expects each of its directors to attend each annual meeting of shareholders absent a significant personal or business conflict. The Board convened four executive sessions last year. Executive sessions are generally scheduled in conjunction with regularly scheduled Board meetings.

Duties and Current Members of Board Committees

The Board appoints committees in order to perform its duties more effectively. Board committees are able to consider key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. The Board has established the Audit and Finance Committee (“Audit Committee”), Nominating and Corporate Governance Committee (“Nominating Committee”) and Compensation and Organization Development Committee (“Compensation Committee”). The charters of the Audit Committee, Nominating Committee and Compensation Committee are available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com).

The Audit Committee assists the Board in fulfilling its responsibilities relating to the Company’s accounting, reporting practices, compliance with legal and regulatory requirements, and the quality and integrity of Multi-Color’s financial reports. The Audit Committee oversees the accounting and financial reporting processes of Multi-Color and the audit of Multi-Color’s financial statements. It reviews the scope and adequacy of Multi-Color’s internal accounting and financial controls, reviews the scope and results of the audit plan of Multi-Color’s independent registered public accountants and reviews Multi-Color’s financial reporting activities and the accounting standards and principles followed. The Audit Committee oversees the procedures for the receipt, retention and treatment of any complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The Audit Committee also selects, for shareholder ratification, and engages Multi-Color’s independent registered public accountants and approves their fees.

The Board has determined that all current members of the Audit Committee, Robert R. Buck (Chairman), Lorrence T. Kellar and Thomas M. Mohr, satisfy the standards of “independence” required of audit committee members under applicable federal securities laws and NASDAQ listing standards. In addition, the Board has concluded that Messrs. Buck, Kellar and Mohr are “financial experts” within the meaning of applicable federal securities laws and NASDAQ listing standards. The Audit Committee met four times during the fiscal year ended March 31, 2009.

The Nominating Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing, implementing and monitoring the effectiveness of Multi-Color’s corporate governance guidelines. A copy of Multi-Color’s corporate governance guidelines is available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com).

The Board has determined that all members of the Nominating Committee satisfy the standards of “independence” under applicable federal securities laws and NASDAQ listing standards. The Nominating Committee members are Roger A. Keller (Chairman), Charles B. Connolly and Lorrence T. Kellar. The Nominating Committee met two times during the last fiscal year.

The Compensation Committee is responsible for establishing Multi-Color’s compensation philosophy and assuring that directors, executives and key management personnel are effectively compensated in terms that are motivating, internally equitable, externally competitive and aligned with the short-term and long-term interests of shareholders. The Compensation Committee approves all compensation of executive officers, administers Multi-Color’s executive incentive compensation plans, sets the criteria for awards under incentive compensation plans and determines whether such criteria have been met. The Compensation Committee also oversees the policies and practices of Multi-Color that advance its organizational development, including those designed to achieve the most productive engagement of Multi-Color’s workforce and the attainment of greater diversity.

The Board has determined that all members of the Compensation Committee satisfy the standards of “independence” under applicable federal securities laws and NASDAQ listing standards. The Compensation Committee members are Thomas M. Mohr (Chairman), Robert R. Buck, Charles B. Connolly, Lorrence T. Kellar and Roger A. Keller. The Compensation Committee met four times during the last fiscal year.

Director Nomination Process

Directors are elected each year by shareholders at the annual meeting. The Nominating Committee leads the search for individuals qualified to become members of the Board and selects director nominees to be presented for approval by the Board and shareholders at the annual meeting of shareholders.

The Nominating Committee selects nominees who have high personal and professional integrity, have demonstrated exceptional ability and judgment and who are effective, in conjunction with the other nominees and members of the Board, in collectively serving the interests of shareholders.

Shareholders may propose nominees for election as directors. The Nominating Committee will evaluate director nominee candidates based on the same criteria regardless of whether they are recommended by Committee members or by a shareholder. Shareholders should submit the following information (“Nomination Information”) in writing to the Secretary of Multi-Color at 50 E-Business Way, Suite 400, Sharonville, OH 45241: (a) the shareholder’s name and address; (b) the number of shares of Multi-Color’s stock held by the shareholder; and (c) the following Nomination Information with respect to the nominee: (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) number of shares of

Multi-Color’s stock held by the nominee; and (iv) the reason the shareholder believes the nominee is qualified to serve as a director. Upon request, the shareholder must submit additional information reasonably requested by the Nominating Committee, including information that would be required to be disclosed about a director nominee pursuant to federal proxy disclosure requirements. If a shareholder wishes to submit a name for consideration by the Nominating Committee for director nomination at the 2010 annual meeting of shareholders, the Nomination Information must be received by Multi-Color no later than March 5, 2010.

BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK

The following table sets forth the share ownership as of May 15, 2009 of current directors, executive officers and shareholders known by Multi-Color to own beneficially five percent (5%) or more of its outstanding Common Stock.

		Common Stock Beneficially Owned (1)

Name	Position	Amount	Percentage
Holders of 5% or More of the Outstanding Shares:

FMR LLC (2)	Principal Shareholder	1,297,467	10.5%

T. Rowe Price Associates, Inc. (3)	Principal Shareholder	1,085,216	8.8%

RMB Capital Management, LLC (4)	Principal Shareholder	1,001,976	8.1%

Nigel A. Vinecombe (5)	Chief Operating Officer, Director	625,000	5.1%

Directors and Executive Officers:

Lorrence T. Kellar (6)	Chairman of the Board of Directors	290,893	2.4%

Robert R. Buck (7)	Director	29,346	*

Charles B. Connolly (8)	Director	14,254	*

Roger A. Keller (9)	Director	404,808	3.3%

Thomas M. Mohr (10)	Director	7,596	*

Francis D. Gerace (11)	Chief Executive Officer, President, Director	302,837	2.5%

Dawn H. Bertsche (12)	Senior Vice President Finance, Chief Financial Officer, Secretary	146,370	1.2%

James H. Reynolds (13)	Vice President, Corporate Controller and Chief Accounting Officer	16,523	*

Nigel A. Vinecombe (5)	Chief Operating Officer, Director	625,000	5.1%

Current Executive Officers and Directors as a group (9 persons)		1,837,627	14.9%

* Indicates less than one percent.

(1)

Included in the amount of Common Stock beneficially owned are the following shares of Common Stock subject to exercisable options or options that become exercisable within 60 days of May 15, 2009: Ms. Bertsche – 74,625 shares, Mr. Buck – 20,250 shares, Mr. Connolly – 6,750 shares, Mr. Gerace – 126,938 shares, Mr. Kellar – 20,250 shares, Mr. Keller – 40,500 shares, and Mr. Reynolds – 11,000 shares. All officers, directors and principal stockholders have sole investment and voting power unless otherwise indicated.

(2)

Based on a Schedule 13G filed on May 11, 2009 by FMR LLC with the Securities and Exchange Commission. The business address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109. The Schedule 13G reports sole voting power with respect to 945,844 shares and sole dispositive power with respect to 1,297,467 shares.

(3)

Based on a Schedule 13G filed on February 13, 2009 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. with the Securities and Exchange Commission. The business address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors including the T. Rowe Price Small-Cap Fund, Inc. (which beneficially owns 843,500 shares) which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities. However, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)

Based on a Schedule 13G filed on February 12, 2009 by RMB Capital Management, LLC with the Securities and Exchange Commission. The Schedule 13G reported sole voting and investment power with respect to 1,001,976 shares. The business address of RMB Capital Management, LLC is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.

(5)

The shares are held in trust by Tropical Rain Nominees Party Limited (“Tropical Rain”) as trustee for the Vinecombe Absolutely Entitled Trust (“Vinecombe Trust”). Tropical Rain exercises voting and investment power with respect to the shares in accordance with the instructions of Mr. Vinecombe, who is the beneficiary of the Vinecombe Trust.

(6)

Excludes 15,000 shares held by his wife. Mr. Kellar disclaims beneficial ownership of these shares. Includes 4,422 restricted shares with respect to which he has sole voting power. Includes 266,221 shares held as collateral by his broker in a collateral account.

(7)	Includes 2,250 shares held by his wife and 4,422 restricted shares with respect to which he has sole voting power.

(8)	Includes 4,422 restricted shares with respect to which he has sole voting power.

(9)	Includes 357,462 shares held jointly with right of survivorship and 4,422 restricted shares with respect to which he has sole voting power.

(10)	Includes 4,422 restricted shares with respect to which he has sole voting power.

(11)

Includes 18,178 shares held in Mr. Gerace’s 401(k) plan, 77,625 restricted shares with respect to which he has sole voting power, 61,238 shares held in a revocable trust (with respect to which he has sole voting and investment power), and 13,500 shares held by his wife.

(12)

Includes 15,022 shares held in Ms. Bertsche’s 401(k) plan, 29,155 restricted shares with respect to which she has sole voting power and 27,568 shares held in a revocable trust (with respect to which she shares voting and investment power with her husband).

(13)	Includes 987 shares held in Mr. Reynolds’ 401(k) plan and 3,195 restricted shares with respect to which he has sole voting power.

ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY)

Nominees

The Board is nominating for election each of the following persons: Robert R. Buck, Charles B. Connolly, Francis D. Gerace, Lorrence T. Kellar, Roger A. Keller, Thomas M. Mohr and Nigel A. Vinecombe. Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes. If a director nominee becomes unavailable before the election, your proxy authorizes us to vote for a replacement nominee if the Board names one. Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

Five of the seven nominees for election as Multi-Color directors are “independent” within the meaning of applicable federal securities laws and NASDAQ listing standards. Information on each of our nominees is given below.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING NOMINEES:

Robert R. Buck Age 61 Director since 2003

Mr. Buck became a director in July 2003. Mr. Buck is currently the Chairman of the Board and Chief Executive Officer of Beacon Roofing Supply, Inc. Mr. Buck previously served as Senior Vice President and President -- Uniform Rental Division of Cintas Corporation (primarily a corporate identity uniform company) from 1997 to 2003. Prior to that time, he served Cintas Corporation as Senior Vice President -- Midwest Region (1991-1997) and Senior Vice President -- Finance and Chief Financial Officer (1982-1991). Mr. Buck serves as a director of Beacon Roofing Supply, Inc., Kendle International (provider of clinical research and development services for the pharmaceutical and biomedical industries), and LVI Services (environmental remediation provider). In addition, he is a member of the Dean’s Advisory Council for the College of Business Administration at the University of Cincinnati.

Charles B. Connolly Age 52 Director since 1998

Mr. Connolly was elected a director of Multi-Color in October 1998. Mr. Connolly has over 20 years of experience in the converting, coating and packaging industries. He has served as President of Connemara Converting, LLC, a Chicago-based converter of specialty paper and plastic substrates, since April 1996. From March 1994 to April 1996, he served as Vice President, Sales and Marketing for Lawson Mardon Packaging. Prior to joining Lawson Mardon Packaging, Mr. Connolly was Vice President and General Manager of Camvac America, a subsidiary of Rexam P.L.C. that produces vacuum metallized papers and films. He is also a director of Hilex Poly Company, LLC, a manufacturer of plastic bag and film products.

Francis D. Gerace Age 56 Director since 1999

Mr. Gerace was promoted to President of Multi-Color and appointed a director in May 1999 and was appointed Chief Executive Officer in August 1999. Mr. Gerace served as Multi-Color’s Vice-President of Operations from April 1998 through May 1999. Prior to joining Multi-Color, Mr. Gerace was Director of Strategic Business Systems for Fort James Corporation’s Packaging Business from 1993 to 1998. From 1974 to 1993, Mr. Gerace held various general management positions with Conagra, Inc. and Beatrice Foods Company.

Lorrence T. Kellar Age 71 Director since 1988

Mr. Kellar was elected a director of Multi-Color in January 1988. Since October of 2002, Mr. Kellar has served as a Vice President and in various other capacities with Continental Properties Co., Inc., a real estate developer. Mr. Kellar served as Vice President, Real Estate of Kmart Corporation from April 1996 to September 2002. Prior to that time, he served as Group Vice President - Finance and Real Estate of The Kroger Co. (a grocery retailer), having joined The Kroger Co. in 1965. His prior positions with The Kroger Co. included Vice President of Corporate Development and Vice President-Treasurer. Mr. Kellar is a trustee of Acadia Realty Trust and a director of Frisch’s Restaurants, Inc. and Spar Group, Inc., a provider of merchandising services.

Roger A. Keller Age 64 Director since 2000

Mr. Keller was elected a director of Multi-Color in August 2000. Mr. Keller is a private investor. From July 1993 to November 2000, Mr. Keller served as Vice President, General Counsel and Secretary of Mallinckrodt, Inc., a health-care company.

Thomas M. Mohr Age 57 Director since 2006

Mr. Mohr became a director of Multi-Color in August 2006. Mr. Mohr has served as the President of Applied Extrusion Technologies, Inc., a developer and manufacturer of plastic films, since June 2006. He was the President and Chief Executive Officer of Grupo Celanese, Mexico from October 1995 to February 1999, the Chief Executive Officer of Trespaphan (a polypropylene film business) from March 1999 to January 2003, and the President and Chief Executive Officer of Vibac Group North America (a provider of specialty packaging films) from February 2003 to January 2005. Mr. Mohr is a director of Applied Extrusion Technologies Inc. and Bush Industries Inc.

Nigel A. Vinecombe Age 46 Director since 2008

Mr. Vinecombe became a director of Multi-Color in February 2008. Mr. Vinecombe was appointed Chief Operating Officer on May 6, 2009. He served as President of the International Business Unit of Multi-Color from February 2008 until May 6, 2009. From 2000 to February 2008, he served as Group Managing Director of Collotype International Holdings Pty Ltd.

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR

ENDING MARCH 31, 2010 (ITEM 2 ON THE PROXY)

The Board is seeking shareholder ratification of its appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending March 31, 2010. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in providing assurance on the integrity of Multi-Color’s financial controls and reporting. Even if shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of Multi-Color and its shareholders. An affirmative vote of a majority of the votes cast at the meeting is required for ratification. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Audit Fees

Grant Thornton LLP’s fees for audit and review of the Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and the Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended March 31, 2009, and for compliance with the Sarbanes-Oxley Act of 2002 and related estimated expenses were $586,500. Grant Thornton LLP’s fees for audit and review of the Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and the Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended March 31, 2008, and for compliance with the Sarbanes-Oxley Act of 2002 and related expenses were $492,380.

Audit-Related Fees

The total fees paid to Grant Thornton LLP by Multi-Color for the fiscal year ended March 31, 2009 for services provided in connection with the audit of Multi-Color’s 401(k) plan and various accounting consultations and related estimated expenses were $38,800.

The total fees paid to Grant Thornton LLP by Multi-Color for the fiscal year ended March 31, 2008 for services provided in connection with the audit of Multi-Color’s 401(k) plan and various accounting consultations and related expenses were $50,635.

Tax Fees

Grant Thornton LLP did not provide tax compliance, tax advice or tax planning services to Multi-Color during the fiscal years ended March 31, 2009 and 2008.

All Other Fees

None

All audit and audit-related fees for the fiscal year ended March 31, 2009 were pre-approved by the Audit Committee, which concluded that the provision of those services by Grant Thornton LLP was compatible with the maintenance of the auditors’ independence in the conduct of the auditing functions. The Audit Committee requires pre-approval of the audit and nonaudit services performed by the independent registered public accountants in order to assure that the provision of such services does not impair the independent registered public accountant’s independence. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. To ensure prompt handling of unexpected matters, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. However, the Chairman must report any such pre-approval decisions to the Audit Committee at the next scheduled meeting following such pre-approval.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities relating to the Company’s accounting, reporting practices, compliance with legal and regulatory requirements, and the quality and integrity of Multi-Color’s financial reports. The Audit Committee oversees the accounting and financial reporting processes of Multi-Color and the audit of Multi-Color’s financial statements. It reviews the scope and adequacy of Multi-Color’s internal accounting and financial controls, reviews the scope and results of the audit plan of Multi-Color’s independent registered public accountants and reviews Multi-Color’s financial reporting activities and the accounting standards and principles followed. The Audit Committee oversees the procedures for the receipt, retention and treatment of any complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The Audit Committee also selects, for shareholder ratification, and engages Multi-Color’s independent registered public accountants and approves their fees.

A copy of the Audit Committee’s Charter is available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com).

The Board has determined that all members of the Audit Committee, Robert R. Buck (Chairman), Lorrence T. Kellar and Thomas M. Mohr, satisfy the standards of “independence” required of audit committee members under applicable federal securities laws and NASDAQ listing standards. In addition, the Board has concluded that Messrs. Buck, Kellar and Mohr are “financial experts” within the meaning of applicable federal securities laws and NASDAQ listing standards.

In connection with the March 31, 2009 financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the auditors; discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and received and discussed with the auditors the matters required by Independent Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that Multi-Color’s audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2009.

The Audit and Finance Committee

Robert R. Buck (Chairman)

Lorrence T. Kellar

Thomas M. Mohr

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This section discusses the principles underlying Multi-Color Corporation’s policies and decisions concerning the compensation of the Company’s executive officers. This information describes the manner and context in which compensation is awarded to and earned by the Company’s executive officers and provides perspective on the tables and narrative that follow.

The Board of Directors utilizes the Compensation and Organization Development Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) to assist the Board in fulfilling the Board’s responsibilities in the area of executive compensation. The Committee, working with management and with its independent, external consultant, has approved executive compensation programs that are designed to attract and retain executives and reward them for their efforts toward helping Multi-Color achieve its short-term and long-term operating, financial and strategic goals, and thereby build shareholder value. To that end, executive compensation packages are weighted towards incentive plans that emphasize stock ownership and bonus compensation arrangements which serve to align more closely the interests of management with shareholders.

Framework of Multi-Color’s Executive Compensation Program

Multi-Color’s Goals

Multi-Color seeks to continue to improve its financial and operating performance on a long-term basis. The Company is committed to delivering predictable and reliable results through increasing revenues and net income, and growth in earnings per share and cash flow. While these goals are not all of the priorities Multi-Color has established, they represent the foundation of Multi-Color’s long-term objectives. Multi-Color’s compensation policies, practices and programs are intended to align executive compensation within the framework of these strategic goals, attracting and retaining a strong executive team for the long-term.

The Company intends base salary and benefits to be fair compensation for the executive officers’ good faith efforts to do the job well, and incentive compensation (both annual and long-term) to be pay for performance on behalf of the Company and its shareholders. The Company expects the incentive pay to reinforce the executive’s line-of-sight between (i) his or her behaviors, decisions and leadership and (ii) high standards of performance on corporate financial and other individual measures that, if achieved, will enhance shareholder value.

Compensation Committee Responsibilities

Among other things, the Committee assists the Board of Directors in fulfilling the Board’s responsibilities to:

1)	Review and approve the annual and long-term goals and objectives of the Chief Executive Officer (“CEO”) of the Company, and evaluate the CEO’s performance at least annually.

2)

Determine the compensation and benefits of the CEO and other executive officers and key management personnel, in light of their performance relative to their goals and objectives, and report the compensation of the CEO to the Board, including the grant of any stock options or restricted stock.

3)	Review the compensation of the Company’s directors, and make recommendations with respect to director compensation to the Board for its approval.

4)	Review periodically the Company’s philosophy on executive compensation and advise the CEO and the Board about different approaches to executive compensation.

5)

Assess from time to time the Company’s competitive position for the various elements of executive compensation, by reviewing executive compensation surveys, studies and other information about compensation paid by other companies.

The Committee has the resources and authority appropriate to discharge its responsibilities, including, when necessary, the authority to retain such consultants and advisers as it may deem appropriate in its sole discretion, to advise it with respect to the Company’s executive compensation and organizational development plans, programs and individual arrangements. The Committee has the sole authority to approve such consultants’ and advisers’ fees and terms of engagement.

The Committee meets at least once every year, and more frequently, as and if circumstances dictate. During the year ended March 31, 2009, the Committee met four times. The Committee may request any officer or employee of the Company, outside counsel, consultants or independent auditors to attend a meeting of the Committee.

The Committee is comprised of a minimum of three directors, each of whom (i) is not an officer or employee of Multi-Color Corporation, (ii) does not have any relationship, which in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a member of the Committee, and (iii) is an independent director, as determined by the Board and in accordance with the rules of NASDAQ. Members of the Committee are appointed and removed by the Board.

The purpose of the Committee is to establish and oversee the execution of the Company’s philosophy on compensation and organizational development. The Committee is responsible for assuring that the Company’s executives, other key management personnel and directors are effectively compensated in terms that (i) are aligned with the short-term and long-term interests of the shareholders, (ii) attract, motivate and retain key talent, and (iii) are externally competitive and internally equitable. The Committee approves all elements of compensation of the Company’s executive officers and directors, sets the criteria for awards under the Company’s incentive compensation plans and determines whether such criteria have been met, and oversees matters relating to the Company’s stock compensation plans. The Committee also oversees the policies and practices of the Company that advance its organizational development, including those designed to achieve the highest level of engagement of the Company’s workforce.

Compensation Philosophy and Objectives

As discussed in greater detail below, total direct compensation for the Company’s executive officers consists of four elements: base salary, annual incentive bonus compensation, long-term equity incentive compensation, and retirement and other benefit programs. The Company establishes a target for the total direct compensation of each executive officer to fall at approximately the 75th percentile of U.S. executives with comparable responsibilities, in U.S. public companies of comparable scope (in terms of annual revenues, number of employees and location) and similar industries. The Committee also considers Multi-Color’s performance compared to that of the NASDAQ Market Index, a broad market index, and the Hemscott Group Index – Packaging and Containers, an index comprised of approximately 20 printing and packaging industry peer companies. Final determinations reflect consideration of the Company’s and executive officer’s performance, internal comparisons and other factors.

Compensation programs in which the Company’s executive officers participate are designed to be equitable and competitive with the compensation programs of companies with whom the Company competes for new employees. The Committee believes executive performance is a distinguishing factor and a competitive advantage of Multi-Color and rewards executives whose performance is outstanding.

Multi-Color’s pay-for-performance compensation philosophy is based upon this linkage between performance targets and individual accountability. Individual behavior consistent with the Company’s core values is recognized as being necessary for building and sustaining shareholder value over the long-term. Employees at all levels of the organization, including executive officers, are evaluated through a disciplined annual assessment process, and compensated for exemplifying core values of openness and integrity, accountability, results orientation, customer focus and personal leadership.

The Company’s goal is to attract, develop, motivate and retain executives who have the skills, experience and drive to achieve superior growth in shareholder value. The Company believes that, to be successful, the Company needs to be competitive not only in its products and innovative solutions, but also in the quality of its executives. This, in turn, requires that Multi-Color compensate executive officers competitively.

The Process of Implementing Executive Compensation Changes

The Committee reviews Multi-Color’s executive compensation programs annually. The Committee seeks and receives input from an independent external consultant, EGC Advisors, LLC, to review all aspects of executive compensation. EGC Advisors, LLC provides input concerning whether total compensation, including base salary, cash bonuses and stock options, for each named executive officer, was competitive and equitable. The Committee also seeks input from the President and CEO, Francis D. Gerace, when discussing the performance of, and compensation levels for, executives other than himself. The Committee also works closely with Mr. Gerace and the Company’s human resources personnel in evaluating the financial, accounting, tax and retention implications of its various compensation programs. Neither Mr. Gerace nor any of the Company’s other executives participates in deliberations relating to his or her own compensation.

The Committee utilizes market compensation data (including base salary, target annual and long-term incentive levels) regarding the President and CEO. The Committee, in turn, recommends compensation levels for this position to the independent members of the Board of Directors. Following their evaluation of the CEO’s performance, the independent members of the Board establish all aspects of the CEO’s compensation.

The Committee also receives market compensation data (including base salary, target annual and long-term incentive levels) for each individual executive other than the CEO. The CEO recommends increases or decreases in compensation levels for these executive officers to the Committee for final approval based upon a review of the market data and the officer’s individual performance.

Elements of Compensation

For the year ended March 31, 2009, the principal components of the compensation for named executive officers were:

•	base salary;

•	annual incentive bonus compensation;

•	long-term equity incentive compensation; and

•	retirement and other benefits.

Base Salary

Base salary ranges for each executive officer are determined based on his or her position and responsibility by using market data. Base salary ranges are designed so that salary opportunities for a given position held by executives who are reasonably experienced in their positions will be at “market,” which is approximately the 50th percentile of U.S. executives with comparable responsibilities, in U.S. public companies of comparable scope (in terms of annual revenues, number of employees and location) and similar industries. The Committee also considers Multi-Color’s performance compared to that of the NASDAQ Market Index, a broad market index, and the Hemscott Group Index – Packaging and Containers, an index of approximately 20 printing and packaging industry peer companies.

Salary reviews are generally conducted at the beginning of each fiscal year to compare each executive’s salary to the appropriate salary range. Merit based increases to salaries of executive officers are based on the Committee’s assessment of the individual’s performance. Both financial and, where appropriate, non-financial performance measures are considered in making salary adjustments. If an executive officer has responsibility for a business segment, this business segment’s financial results also are strongly considered.

Annual Incentive Bonus Compensation

Executive officers are provided annual incentive bonus compensation that varies, depending on the extent to which the executive and/or his or her business segment achieve their performance targets for the year, with the quantitative performance targets generally being related to growth in earnings or revenue. The Company chooses to award bonuses in order to reward annual performance that is expressly linked to the successful achievement of annual performance goals. Among all elements of compensation to executive officers, bonuses provide the most direct link between compensation levels and annual corporate performance. Bonuses are paid in cash. The Committee approves annual bonus performance goals at the beginning of each fiscal year. In addition, the Committee will continue to reassess its belief that incentive compensation as a whole and the performance goals and types and levels of compensation chosen as part of this program, do not encourage excessive risk-taking that could result in inappropriate business decisions or strategies being made or implemented by the Company’s executives.

For fiscal year 2009, executive officers were eligible to earn individual awards expressed as a percentage of base salary. The potential bonus ranges were as follows for the eligible named executive officers (as a percentage of base salary): Francis D. Gerace, President and Chief Executive Officer – 0% to 200%; Dawn H. Bertsche, Chief Financial Officer and Secretary – 0% to 170%; James H. Reynolds, Vice President, Corporate Controller and Chief Accounting Officer – 0% to 120%; and Nigel A. Vinecombe, President of the International Business Unit (during fiscal 2009) – 0% to 20%. Mr. Kneir ceased to serve as President, North American Business Unit on August 18, 2008, and became ineligible for annual incentive bonus compensation for fiscal year 2009.

The performance objectives for fiscal year 2009 for Mr. Gerace, Ms. Bertsche, and Mr. Reynolds, included goals related to Company operating income (“Operating Income”) (85% weighting factor) and sales growth (15% weighting factor). The performance objectives for Mr. Vinecombe included goals related to Earnings Before Interest and Taxes (EBIT) and certain general and administrative expenses (85% weighting factor) and sales growth (15% weighting factor).

Performance Factors for Mr. Gerace, Ms. Bertsche and Mr. Reynolds:

The performance factor for Operating Income was 50% for achieving 85% of the performance objective and 200% for achieving 115% of the performance objective. If achievement was obtained between the 85% to 100% bracket and 100% to 115% bracket, the performance factor was prorated. Failure to achieve a minimum of 85% of Operating Income would result in a performance factor of zero and therefore a bonus for that performance objective of zero.

The performance factor for sales growth was 50% for achieving 50% of the performance objective (2.5% sales growth) and 200% for achieving 150% (7.5% sales growth) of the performance objective. If achievement was obtained between the 50% to 100% bracket and 100% to 150% bracket, the performance factor was prorated. Failure to achieve a minimum of 50% of sales growth would result in a performance factor of zero and therefore a bonus for that performance objective of zero.

Performance Factors for Mr. Vinecombe:

The performance factor for EBIT was 100% for achieving 100% of the performance objective. Failure to achieve a minimum of 100% of EBIT would result in a performance factor of zero and therefore a bonus for that performance objective of zero.

The performance factor for sales growth was 100% for achieving 100% of the performance objective (5% sales growth). Failure to achieve a minimum of 100% of sales growth would result in a performance factor of zero and therefore a bonus for that performance factor of zero.

Incentive Compensation for Fiscal 2009

At the conclusion of fiscal year 2009, the Committee evaluated individual executive and overall Company performance in comparison to established goals and objectives. The individual executive and Company performance resulted in no incentive bonus payouts to the Company’s executive officers.

Long-term Incentive Compensation

Multi-Color maintains incentive plans which authorize the issuance of stock options or restricted stock. Stock options are designed to align the interests of executives with those of stockholders. Because stock options only have an intrinsic value if the value of Multi-Color’s Common Stock increases, they encourage actions that enhance long-term shareholder value.

Multi-Color’s 1999 and 2003 stock incentive plans are the principal means by which long-term incentive compensation is provided for key officers and employees of Multi-Color and the interests of these persons are brought more closely into tandem with the interests of shareholders. The plans are administered by the Committee.

Options granted under the plans contain such terms and conditions as are established by the Board at the time of the grant. Options currently granted to employees generally have ten year terms and vest ratably over three to five years. The options fully vest upon a change in control.

Stock options are generally awarded annually in April to executive officers and other designated employees. The exercise price for these grants is equal to the fair market value of Multi-Color’s Common Stock on the date when the Committee approves the grant, which is the closing price on the NASDAQ Global Select Market on the last business day prior to the date of grant. The total number of shares allocated for annual grants is generally equal to two percent of the aggregate number of outstanding shares. As stock options are expensed under Statement of Financial Accounting Standards No. 123(R) “Share-Based Payments” (“SFAS 123(R)”), the Company considers the impact of the expense on earnings as one factor in determining the amount of total annual option grants.

A multi-step process is used by the Committee to determine the number of options granted to executive officers. Of the total number of shares allocated for annual grants, the Committee seeks to allot approximately 60% to executive officers and approximately 40% to key employees other than executive officers. Option target award amounts are established by first identifying the median size of option grants made by the comparator group to their respective executive officers. The Committee also considers the performance of the executive officer and the fair value of the awards, using the Black-Scholes model.

Retirement and Other Benefit Programs

In general, Multi-Color provides the same benefit programs to most full-time employees within the Company, including a defined contribution 401(k) plan. The Company matches $.50 for every $1 contributed on the first six percent of eligible pay. Because the Internal Revenue Code rules do not permit the Company to use base salary and other compensation paid above certain limitations in determining the benefits earned by the executive officers under the 401(k) plan, the Company maintains an Executive Deferred Compensation Plan. The Company believes that the Executive Deferred Compensation Plan helps retain executive talent, as similar plans are often components of executive compensation programs. Certain of the named executive officers, in addition to other key employees, are eligible to participate in the Executive Deferred Compensation Plan.

Pursuant to the Executive Deferred Compensation Plan, eligible executives can elect to defer their regular salary and/or bonus. On the last day of Multi-Color’s fiscal year, each eligible executive also receives a Company contribution in an amount equal to 8% of the executive’s annual base salary. The amount of the Company contribution may be increased at the discretion of the Committee. Deferred compensation balances earn interest at a rate of prime plus 2%. The rate for the fiscal year ended March 31, 2009 was 7.25%. The interest rate is set annually on the first day of the fiscal year and interest compounds quarterly.

Employment Agreements

In connection with the Committee’s annual review of executive compensation for the 2009 fiscal year, the Committee determined that in addition to reviewing and establishing base salaries, annual incentive compensation, long-term incentive compensation and other benefits, it should also review and update existing agreements with Mr. Gerace, President and Chief Executive Officer, and Ms. Bertsche, Senior Vice President, Chief Financial Officer and Secretary (the “Executives”). In particular, the Committee wanted to review and revise its agreements with the Executives in order to strengthen the Company’s executive officer succession planning. Following this review and negotiation, on September 19, 2008, the Company entered into employment agreements (“Employment Agreements”) with Mr. Gerace and Ms. Bertsche. The Employment Agreements replace an employment agreement previously entered into by the Company and Mr. Gerace and a severance agreement previously entered into by the Company and Ms. Bertsche.

The initial term of Mr. Gerace’s Employment Agreement began on April 1, 2008 and will end on March 31, 2011, with subsequent automatic renewals for one-year terms unless either party provides notice of non-renewal. On March 31, 2009, Mr. Gerace provided the notice to the Company that he does not intend to renew his Employment Agreement when it expires on March 31, 2011. Mr. Gerace’s Employment Agreement provides for: (i) an annual base salary of $550,160, subject to annual review by the Compensation Committee; (ii) an annual bonus in accordance with the Company’s executive incentive compensation plan, with the target bonus opportunity to be no less than 100% of current base salary; (iii) eligibility to participate in the

Company’s retirement, welfare and benefit plans to the extent generally applicable to other executives of the Company, as well as a car allowance, vacation time and certain indemnification as permitted by applicable law; and (iv) a restricted stock award of 67,500 shares of the Company’s Common Stock under the Company’s 2003 Stock Incentive Plan (with 4,253 shares to vest on April 1, 2009, 9,247 shares to vest on April 1, 2010 and the remaining 54,000 shares to vest on March 3l, 2011).

The initial term of Ms. Bertsche’s Employment Agreement began on April 1, 2008 and will end on October 31, 2011, with subsequent automatic renewals for one-year terms unless either party provides notice of non-renewal. Ms. Bertsche’s Employment Agreement provides for: (i) an annual base salary of $280,000, subject to annual review by the Compensation Committee; (ii) an annual bonus in accordance with the Company’s executive incentive compensation plan, with the target bonus opportunity to be no less than 85% of current base salary; (iii) eligibility to participate in the Company’s retirement, welfare and benefit plans to the extent generally applicable to other executives of the Company, as well as a car allowance, vacation time and certain indemnification permitted by applicable law; and (iv) a restricted stock award of 26,000 shares of the Company’s Common Stock under the Company’s 2003 Stock Incentive Plan (with 1,638 shares to vest on April 1, 2009, 3,562 shares to vest on April 1, 2010 and the remaining 20,800 shares to vest on October 31, 2011).

Mr. Gerace’s and Ms. Bertsche’s Employment Agreements include confidentiality and non-competition covenants and the following terms related to termination of employment:

Upon the Company’s termination of the Executive’s employment for reasons other than for cause, non-renewal of the Employment Agreement, death or disability, or if the Executive terminates employment for good reason: (i) the Company will pay the Executive Officer’s annual base salary through the date of termination and a bonus equal to the bonus the Compensation Committee projects the Executive would have been received for the current year (but no less than the average of the Executive’s last five bonuses) prorated through the date of termination; (ii) the Company will pay any deferred compensation and other non-qualified benefit plan balances to the Executive in accordance with the terms of the deferral or other non-qualified plan; (iii) the Company will pay Mr. Gerace an amount, in 24 equal monthly installments, equal to two times the sum of his annual base salary and the bonus that the Compensation Committee projects he would have received for the current year (but no less than the average of his last five bonuses); (iv) the Company will pay Ms. Bertsche an amount, in 12 equal monthly installments, equal to the sum of her annual base salary and the bonus the Compensation Committee projects she would have received for the current year (but no less than the average of her last five bonuses); (v) except as prohibited in applicable option and incentive plans, all outstanding stock options and restricted stock awards held by the Executive will become immediately exercisable and vested; and (vi) the Company will continue to provide the benefits to the Executive and/or the Executive’s family that would have been provided to them in accordance with the Company’s welfare plans, programs, practices and policies for a period of two years after the date of termination, or such longer period as may be provided in the applicable plan (subject to offset for benefits provided by any subsequent employment).

If the Executive’s employment is terminated for cause, non-renewal of the Employment Agreement or the Executive terminates employment without good reason: (i) the Company will pay the Executive Officer’s annual base salary through the date of termination; and (ii) the Company will pay any deferred compensation and other non-qualified benefit plan balances to the Executive in accordance with the terms of the deferral or other non-qualified plan.

If the Executive’s employment is terminated based on non-renewal of the Employment Agreement or the Executive terminates employment through a plan of retirement acceptable to the Company, then except to the extent prohibited in the applicable option or incentive plan, the Executive’s outstanding stock options and restricted stock awards will become immediately exercisable and vested.

If the Executive’s employment is terminated by reason of the Executive’s death or disability: (i) the Company will pay the Executive or the Executive’s legal representative (as applicable) the Executive’s annual base salary through the date of termination and a bonus equal to the bonus the Compensation Committee projects the Executive would have received for the current year (but no less than the average of the Executive’s last five bonuses) prorated through the date of termination; (ii) the Company will pay the Executive or the Executive’s legal representative any deferred compensation and other non-qualified benefit plan balances of the Executive in accordance with the terms of the deferral or other non-qualified plan; (iii) except as prohibited in applicable option and incentive plans, all outstanding stock options and restricted stock awards held by the Executive will become immediately exercisable and vested; (iv) the Company will continue to provide the benefits to the Executive and/or the Executive’s family that would have been provided to them in accordance with the Company’s welfare plans, programs, practices and policies for a period of one year after the date of termination, or such longer period as may be provided in the applicable plan; and (vi) the Company will pay the Executive or the Executive’s legal representative any other death benefits or long-term disability benefits then in effect for Company employees or executive officers.

On February 29, 2008, Nigel A. Vinecombe was elected to the Company’s Board of Directors and appointed to serve as President of the Company’s International Business Unit. On February 29, 2008, Mr. Vinecombe and the Company entered into an employment agreement with an initial term of three years. The Company may terminate the employment agreement upon three or six months notice, depending on the circumstances. Upon termination, the Company has the option to require Mr. Vinecombe to continue to work during the notice period or pay his salary with respect to the notice period without requiring him to continue his service to the Company. Pursuant to the employment agreement, Mr. Vinecombe receives a salary of AUD $240,000. On May 6, 2009, Mr. Vinecombe was appointed Chief Operating Officer. Although Mr. Vinecombe’s February 2008 employment agreement remains in effect, it is expected that the Company and Mr. Vinecombe will enter into a revised employment agreement in connection with his relocation to the United States, which is expected to occur in late summer 2009.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Omnibus Budget Reconciliation Act of 1993 provides that compensation in excess of $1,000,000 per year paid to the Chief Executive Officer of a public company as well as the other executive officers listed in the compensation table is not deductible for tax purposes unless the compensation is “performance-based” and approved by the shareholders. The Committee’s general policy is to preserve the deductibility of most compensation paid to its executive officers to the extent appropriate and possible.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is an officer or employee, or former officer or employee of Multi-Color. No interlocking relationship exists between the members of Multi-Color’s Board or Compensation Committee and the board of directors or compensation committee of any other company.

COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE REPORT

The Compensation and Organization Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Organization Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Organization Development Committee

Thomas M. Mohr (Chairman)

Robert R. Buck

Charles B. Connolly

Lorrence T. Kellar

Roger A. Keller

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Company’s named executive officers for the fiscal years ended March 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(4)	Stock Option Awards (3)(4)	Deferred Comp. Earnings (5)	All Other(6)	Total

Francis D. Gerace, Chief Executive Officer and President	2009 2008 2007	$550,160 $478,400 $460,000	-- $406,640 $724,079	$484,303 $114,586 --	$174,240 $174,240 $174,240	$24,840 $28,412 $21,119	$29,261 $15,078 $20,156	$1,262,804 $1,217,356 $1,399,594

Dawn H. Bertsche, Senior Vice President Finance, Chief Financial Officer and Secretary	2009 2008 2007	$280,000 $249,600 $240,000	-- $187,200 $333,336	$154,020 $ 38,194 --	$ 81,636 $ 81,636 $ 81,636	$13,741 $15,833 $11,889	$15,215 $13,817 $13,500	$ 544,612 $ 586,280 $ 680,361

Nigel Vinecombe Chief Operating Officer(7)	2009	$188,856	--	--	--	--	$23,629	$ 212,485

James H. Reynolds, Vice President, Corporate Controller and Chief Accounting Officer	2009 2008 2007	$216,000 $200,200 $192,500	-- $100,100 $ 93,766	$ 25,464 $ 25,464 --	$ 41,000 $ 24,920 $ 24,920	-- -- --	$11,959 $10,521 $ 6,000	$ 294,423 $ 361,205 $ 317,186

Donald E. Kneir, President, North American Business Unit(8)	2009 2008 2007	$119,871 $280,800 $270,000	-- $210,600 $327,378	-- $ 38,194 --	$138,534 $123,505 $123,505	-- $ 6,718 $ 3,809	$ 8,403 $13,812 $13,500	$ 266,808 $ 673,629 $ 738,192

(1)

Bonuses were based on the achievement by the named executive officer of performance targets established by the Compensation Committee, as described above in “Compensation Discussion and Analysis – Annual Incentive Bonus Compensation.”

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the years ended March 31, 2009 and 2008 for the fair value of restricted stock granted in the 2009 and 2008 fiscal years respectively, in accordance with SFAS 123(R).

(3)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the years ended March 31, 2009, 2008 and 2007 for the fair value of stock option awards granted in those years as well as in prior fiscal years, in accordance with SFAS 123(R).

(4)

Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2009, 2008 and 2007 grants, please refer to note 15 of the Company’s financial statements included in the Annual Report on Form 10-K for the year ended March 31, 2009 filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(5)

Mr. Gerace and Ms. Bertsche participate in the Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan pays accrued interest at an above-market interest rate as defined by the SEC, compounded quarterly. The rates for the years ended March 31, 2009, 2008 and 2007 were 7.25%, 10.25% and 9.75%, respectively.

(6)

This column reflects car allowances, 401(k) matching contributions, payment for certain legal services and, with respect to Mr. Vinecombe, a pension (superannuation) contribution. No executive officer received any single perquisite in excess of $25,000 for the years ended March 31, 2009, 2008 or 2007.

(7)

Mr. Vinecombe became President, International Business Unit of the Company on February 27, 2008, and his total compensation for the 2008 fiscal year did not exceed $100,000. He became Chief Operating Officer of the Company on May 6, 2009. During the 2009 fiscal year, Mr. Vinecombe was employed in Australia and paid in Australian dollars. In calculating the U.S. dollar equivalent amount for disclosure purposes, the Company used a conversion rate of .7869 to convert these amounts from Australian dollars to U.S. dollars. The conversion rate was based on the average exchange rate for the 12 months ended March 31, 2009 (computed using the daily rate according to the Wall Street Journal which was then averaged for the year).

(8)	Mr. Kneir served as President, North American Business Unit until August 18, 2008.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards made to the Company’s named executive officers for the 2009 fiscal year. No grants of plan-based awards were made to Mr. Vinecombe in the 2009 fiscal year.

Name	Grant Date	Restricted Stock Awards: Number of Securities(1)	Grant Date Fair Value (2)	Options Granted; No. of Securities(3)	Exercise Price of Option Awards per Share	Grant Date Fair Value(2)

Francis D. Gerace	9/19/2008	67,500	$1,734,750	--	--	--

Dawn H. Bertsche	9/19/2008	26,000	$668,200	--	--	--

James H. Reynolds	4/08/2008	--	--	10,000	$23.13	$80,400

Donald E. Kneir	4/08/2008	--	--	25,000	$23.13	$201,000

(1)

This column shows the number of restricted shares granted in the 2009 fiscal year to the named executive officers pursuant to the 2003 Stock Incentive Plan. The awards of restricted shares were not subject to either performance or market conditions. Under the terms of Mr. Gerace’s award, 4,253 shares vested on April 1, 2009, 9,247 shares vest on April 1, 2010 and 54,000 shares vest on March 28, 2011. Under the terms of Ms. Bertsche’s award, 1,638 shares vested on April 1, 2009, 3,562 shares vest on April 1, 2010 and the remaining 20,800 shares vest on October 30, 2011.

(2)	Represents the fair value of the award or grant pursuant to SFAS 123(R).

(3)

This column shows the options granted in the 2009 fiscal year to named executive officers pursuant to the 2003 Stock Incentive Plan. These options vest in five equal annual installments commencing on the first anniversary of the date of grant. However, Mr. Kneir forfeited the options granted to him on April 8, 2008 because he ceased to be employed by the Company prior to vesting of any portion of the options.

Outstanding Equity Awards

The following table provides information concerning the holdings of stock options and restricted shares by the named executive officers as of March 31, 2009. This table includes options which are vested but have not been exercised and unvested options. Mr. Vinecombe has not been granted options or restricted stock. Mr. Kneir did not hold any options or restricted stock as of March 31, 2009. All unvested options vest in 20% installments annually for five years from the date of grant.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Unvested Restricted Shares(1)	Market Value of Unvested Restricted Shares(2)

Francis D. Gerace	4/18/2002 4/17/2003 4/15/2004 4/21/2005 4/19/2006	8,438 22,500 6,000 36,000 27,000	-- -- 1,500 24,000 40,500	$6.94 $7.56 $12.55 $12.84 $21.17	4/18/2012 4/17/2013 4/15/2014 4/21/2015 4/19/2016	86,670	$1,059,974

Dawn H. Bertsche	4/18/2002 4/17/2003 4/15/2004 4/21/2005 4/19/2006	5,625 22,500 3,600 18,000 12,000	-- -- 900 12,000 18,000	$6.94 $7.56 $12.55 $12.84 $21.17	4/18/2012 4/17/2013 4/15/2014 4/21/2015 4/19/2016	32,390	$396,130

James H. Reynolds	4/19/2006 4/08/2008	6,000 --	9,000 10,000	$21.17 $23.13	4/19/2016 4/08/2018	4,260	$52,100

(1)

The grant dates of the unvested restricted shares held by Mr. Gerace were April 13, 2007 with respect to 19,170 shares and September 19, 2008 with respect to 67,500 shares. The grant dates of the unvested restricted shares held by Ms. Bertsche were April 13, 2007 with respect to 6,389 shares and September 19, 2008 with respect to 26,000 shares. The grant date of the unvested restricted stock held by Mr. Reynolds was April 13, 2007. The unvested restricted shares granted on April 13, 2007 to Mr. Gerace, Ms. Bertsche and Mr. Reynolds vest in five equal annual installments beginning on the first anniversary of the date of grant. The unvested restricted shares granted on September 19, 2008 to Mr. Gerace vest as follows: 4,253 shares on April 1, 2009, 9,247 shares on April 1, 2010 and 54,000 shares on March 28, 2011. The unvested restricted shares granted on September 19, 2008 to Ms. Bertsche vest as follows: 1,638 shares on April 1, 2009, 3,562 shares on April 1, 2010 and 20,800 shares on October 30, 2011.

(2)	Based on the closing price of the Company’s Common Stock as of the last day of the 2009 fiscal year of $12.23 per share.

Option Exercises and Vesting of Restricted Shares

None of the Company’s named executive officers exercised any stock options during the fiscal year ended March 31, 2009, except for Mr. Kneir (as shown below). During the fiscal year ended March 31, 2009, the following restricted shares held by the named executive officers vested:

Name	Number of Shares Acquired Upon Exercise of Option	Value Realized on Exercise of Option(1)	Number of Shares Acquired on Vesting of Restricted Shares	Value Realized on Vesting of Restricted Shares(2)

Francis D. Gerace	-- --	-- --	4,792	$107,149

Dawn H. Bertsche	--	--	1,597	$35,709

Donald E. Kneir	70,500	$683,629	1,597	$35,709

James H. Reynolds	--	--	1,065	$23,813

(1)	Based on the difference between the exercise price of the shares acquired upon exercise and the sales price. The shares were sold between August 18, 2008 and September 18, 2008.

(2)	Based on the closing price of the Company’s Common Stock on the date of vesting (April 13, 2008) of $22.36 per share.

Nonqualified Deferred Compensation

The following table provides information concerning the named executive officers who participated in the Executive Deferred Compensation Plan for the fiscal year ended March 31, 2009. No withdrawals or distributions were made from this plan during the fiscal year ended March 31, 2009, other than the distribution made to Mr. Kneir (who ceased to serve as an executive officer of the Company during the 2009 fiscal year). Additional information concerning the Executive Deferred Compensation Plan is provided in “Compensation Discussion and Analysis – Retirement and Other Benefit Programs.”

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Payouts in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End

Francis D. Gerace	--	$44,013	$24,840	--	$402,300

Dawn H. Bertsche	--	$22,400	$13,741	--	$220,596

Donald E. Kneir	--	--	--	$73,805	$0

Potential Payments Upon Termination or Change in Control

The following table shows potential payments to the named executive officers under existing contracts, plans or arrangements, for various scenarios involving a change in control or termination of employment, assuming a March 31, 2009 termination date. The named executive officers would receive no payments upon termination for cause. Mr. Kneir ceased to serve as an officer of Multi-Color on August 13, 2008, and is not included in this table. Mr. Vinecombe is also not included in the table because there are no contracts, plans or arrangements providing for payments to him upon a change in control or termination of employment.

Name	Severance	Bonus	Acceleration of Unvested Stock Options	Acceleration of Restricted Stock	Benefits	Total

Francis D. Gerace

Termination by Company without Cause or by Executive for Good Reason(1)	$1,100,320	$659,174	$278,920	$1,823,458	$105,437	$3,967,309

Non-renewal of employment agreement or Executive terminates without Good Reason but through retirement plan acceptable to Company(2)	--	--	$278,920	$1,823,458	--	$2,102,378

Change in Control(2)	--	--	$278,920	$1,823,458	--	$2,102,378

Death or Disability(3)	--	$329,587	$278,920	$1,823,458	$52,719	$2,484,684

Dawn H. Bertsche

Termination by Company without Cause or by Executive for Good Reason(4)	$280,000	$161,736	$127,000	$705,175	$105,437	$1,379,348

Non-renewal of employment agreement or Executive terminates without Good Reason but through retirement plan acceptable to Company(2)	--	--	$127,000	$705,175	--	$832,175

Change in Control(2)	--	--	$127,000	$705,175	--	$832,175

Death or Disability(3)	--	$161,736	$127,000	$705,175	$52,719	$1,046,630

James H. Reynolds

Change in Control(2)	--	--	$114,156	$101,871	--	$216,027

(1)

An amount paid in 24 equal monthly installments equal to two times the sum of his annual base salary and projected bonus (but the projected bonus may not be less than the average of last five bonus amounts), accelerated vesting of options and restricted shares except as prohibited in the applicable plan, and provision of benefits under the Company’s welfare plans and programs for a two-year period. The amount shown in the bonus column is based on the average of the last five bonus amounts. The Company will also provide reasonable outplacement services for one year.

(2)	Accelerated vesting of options and restricted stock.

(3)

Projected bonus, but no less than the average of last five bonus amounts, accelerated vesting of options and restricted shares (except as prohibited in the applicable plan) and provision of benefits under the Company’s welfare plans and programs for a period of one year. The amount shown in the bonus column is based on the average of the last five bonus amounts.

(4)

An amount equal to the sum of annual base salary and projected bonus (but the projected bonus may not be less than the average of the last five bonus amounts), accelerated vesting of options and restricted shares except as prohibited in the applicable plan, and provision of benefits under the Company’s welfare plans and programs for a two-year period. The amount shown in the bonus column is based on the average of the last five bonus amounts. The Company will also provide reasonable outplacement services for one year.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In determining the compensation for the directors, the Company considers the abilities required as well as the amount of time the directors expend fulfilling their duties to the Company.

Annual Retainers and Meeting Fees

Each non-employee director receives a retainer of $6,250 per quarter, $1,800 for each Board or committee meeting attended in person and $500 for each telephonic Board meeting and committee meeting. Additional annual fees are paid to the Chair of the Nominating Committee, the Chair of the Compensation Committee, the Chair of the Audit Committee and the Chairman of the Board in the amount of $3,000, $3,000, $5,000 and $7,500, respectively. Directors who are employees of the Company do not receive any additional compensation for serving as a director.

Annual Equity Grant

Pursuant to the 2006 Director Equity Compensation Plan, each non-employee director receives an annual grant of restricted shares. Each non-employee director was granted 2,183 restricted shares of Multi-Color’s Common Stock on October 1, 2008. The restricted shares vest ratably over three years. The number of restricted shares granted to each non-employee director annually is the number of shares with an aggregate fair market value equal to $50,000 at the time of grant. The Compensation Committee could exercise its discretion in the future to grant non-qualified stock options (with a fair value equal to $50,000) to non-employee directors in lieu of restricted shares, or to grant a combination of stock options and restricted shares (with an aggregate fair value equal to $50,000). In addition, the Compensation Committee has the authority to increase the grant amount annually by no more than 10% of the amount of the previous year’s award; provided, however, that the fair value of the annual grant may not exceed $100,000.

Director Summary Compensation Table

The table below summarizes compensation paid by the Company to non-employee directors for the year ended March 31, 2009.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total

Robert R. Buck	$45,100	$41,660	$86,760

Charles B. Connolly	$40,900	$41,660	$82,560

Lorrence T. Kellar	$51,200	$41,660	$92,860

Roger A. Keller	$43,900	$41,660	$85,560

Thomas M. Mohr	$43,100	$41,660	$84,760

(1)

Francis D. Gerace, Chief Executive Officer, and Nigel A. Vinecombe, Chief Operating Officer, are not included in this table because they are employees of the Company and receive no additional compensation for their services as directors.

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009 fiscal year for the restricted shares granted in the 2007, 2008 and 2009 fiscal years in accordance with SFAS 123R.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Multi-Color’s executive officers, directors and persons who own more than 10% of a registered class of Multi-Color’s equity securities to file reports of ownership and changes in ownership. Based on a review of such forms, Multi-Color believes that during the last fiscal year, except for one report filed late with respect an option grant to Mr. Reynolds, one report filed late for an option grant to Mr. Kneir, and one report filed late with respect to a sale by Mr. Kellar, all of its executive officers, directors and ten percent shareholders complied with the Section 16 reporting requirements.

PROPOSALS OF SHAREHOLDERS FOR 2010 ANNUAL MEETING

In order for a shareholder proposal to be included in Multi-Color’s proxy statement for presentation at next year’s annual meeting, it must be received in writing, by the Secretary of Multi-Color at its principal executive offices, 50 E-Business Way, Suite 400, Sharonville, OH 45241, no later than March 5, 2010. For any proposal not submitted for inclusion in the proxy statement, but sought to be presented directly at next year’s meeting, SEC rules permit management to vote proxies in its discretion if Multi-Color: (1) receives notice of the proposal by May 19, 2010 and advises shareholders in the 2010 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to May 19, 2010. If there is a change in the anticipated date of next year’s annual meeting (or this deadline) by more than 30 days, we will notify you of this change through our Form 10-Q filings or by any other practicable means.

Shareholders may submit proposed nominees for director to the Nominating Committee for consideration. See “Corporate Governance and Board Matters – Director Nomination Process.”

ANNUAL REPORT

Our Notice of Internet Availability of Proxy Materials includes instructions for viewing our Annual Report on Form 10-K for the year ended March 31, 2009 on the Internet or requesting a paper copy.

QUESTIONS

If you have questions or need more information about the annual meeting, call us at (513) 381-1480 or write to:

Dawn H. Bertsche

Senior Vice President Finance, Chief Financial Officer and Secretary

Multi-Color Corporation

50 E-Business Way, Suite 400

Sharonville, OH 45241

For information about your record holdings, please call Computershare Investor Services at 1-888-294-8217. We also invite you to visit Multi-Color’s website at www.multicolorcorp.com. Information contained on this website is not part of this proxy solicitation.